Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned director of Evergy Missouri West, Inc., a Delaware corporation, does hereby constitute and appoint David A. Campbell, Kirkland B. Andrews, and Heather A. Humphrey, his or her true and lawful attorney and agent, with full power and authority to execute in the name and on behalf of the undersigned as such director a Registration Statement on Form SF-1, and any amendments thereto, hereby granting unto such attorney and agent full power of substitution and revocation in the premises; and hereby ratifying and confirming all that such authority and agent may do or cause to be done by virtue of these presents

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of October, 2023.

/s/ Neal A. Sharma
Neal A. Sharma